Filed in The District Court
of Travis County, Texas

AUG 29 2019 PM
At 1:08 P M.
Velva L. Price, District Clerk

CAUSE NO. D-1-GN-19-005253

CIPHERLOC, INC.	§	**IN THE DISTRICT COURT OF**
Plaintiff,	§	
vs.	§	**TRAVIS COUNTY, TEXAS**
MICHAEL DE LA GARZA,	§	
Defendant.	§	**353RD JUDICIAL DISTRICT**

ORDER GRANTING CIPHERLOC, INC.'S APPLICATION FOR TEMPORARY RESTRAINING ORDER

After considering Plaintiff CipherLoc, Inc.'s (the "Plaintiff" or "CipherLoc") application for temporary restraining order, the pleadings, the affidavits, and arguments of counsel, the Court finds there is evidence that harm is imminent to Plaintiff, and if the Court does not issue the temporary restraining order, Plaintiff will be irreparably injured because it will deprived of its rights to the due process of law, including its right to fair notice of the claims asserted against it and the opportunity to present a defense on the merits of those claims.

THEREFORE, THE COURT ORDERS, ADJUDGES AND DECREES AS FOLLOWS:

a. Defendant Michael De La Garza is prohibited from taking any action in the name of or on behalf of CipherLoc, except in his capacity as a member of the Board of Directors

b. Defendant Michael De La Garza is prohibited from seeking access to or accessing bank accounts or funds owned by CipherLoc;

c. Defendant Michael De La Garza is prohibited from preventing CipherLoc from accessing its bank accounts and other assets in the ordinary course of its business;

d. Defendant Michael De La Garza is prohibited from accessing computer systems owned by CipherLoc;

e. Defendant Michael De La Garza is prohibited from personally contacting existing or known prospective customers of or investors in CipherLoc;

f. Defendant Michael De La Garza is prohibited from copying, accessing, using or sharing any software, coding, equipment, intellectual property, or other property belonging to CipherLoc;

g. Defendant Michael De La Garza is ordered to return all equipment removed from CipherLoc's Arizona office on August 20, 2019; and

h. Defendant Michael De La Garza is ordered to restore all computer access of CipherLoc or facilitate the restoration of such access.

The Clerk shall issue notice to the Defendant that the hearing on the Plaintiff's application for Temporary Injunction is set for September 16, 2019, at 9:00 a.m./p.m. The purpose of the hearing will be to determine whether this temporary restraining order should be made a temporary injunction pending a full trial on the merits in this matter.

Plaintiff shall post a bond in the amount of $5000.00.

This order expires on September 12, 2019.

SIGNED on August 29, 2019, at 1:05 a.m./p.m.

PRESIDING JUDGE